Exhibit 99.1

NEWS RELEASE

GRAY TELEVISION ANNOUNCES PROPOSED PRIVATE PLACEMENT OF
$425.0 MILLION OF SENIOR NOTES DUE 2026

Atlanta, Georgia – June 7, 2016. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) announced today that it has commenced an offering of $425.0 million aggregate principal amount of senior notes due 2026 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933 (the “Act”). The Notes will be the Company’s senior unsecured obligations and will be guaranteed by all of the Company’s existing, and certain future, subsidiaries.

The Company intends to use the proceeds from the offering, and cash on hand, to repay the outstanding term loan entered into in February 2016 under the Company’s senior credit facility, and to pay transaction related fees and expenses. The completion of the offering of Notes is conditioned upon customary closing conditions.

The Notes and the related guarantees have not been, and will not be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, and shall not constitute an offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Act.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are statements other than statements of historical fact, and may include, among other things, statements regarding our current expectations and beliefs as to the consummation of the offering of Notes and the use of proceeds thereof, and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of June 7, 2016. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov.

Gray Contacts:

www.gray.tv

Hilton H. Howell, Jr., President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828

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4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv